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News Release

FOR IMMEDIATE RELEASE
Contact:  David A. Farley
          Vice President, Finance and Chief Financial Officer
          Peregrine Systems, Inc.
          Phone: (619) 481-5000

PEREGRINE SYSTEMS-Registered Trademark- ACQUIRES REMOTE CONTROL TECHNOLOGY FROM INTERNATIONAL SOFTWARE SOLUTIONS

SAN DIEGO, CA (September 23, 1998). Peregrine Systems, Inc. ("PSI")(NASDAQ
Symbol: PRGN), the leading provider of Infrastructure Management Solutions, today announced the acquisition of International Software Solutions's remote control technology. This technology enables support desk control of a user's desktop PC. PSI intends to integrate the technology in a new Remote Management offering bringing extensive remote control capabilities to PSI's Infrastructure Management product line.

The acquisition takes the form of an asset purchase agreement between PSI and International Software Solutions ("ISS") in various countries. In addition to the product, PSI will acquire substantially all existing licenses and maintenance agreements as well as the France-based research and development, sales, and administrative functions of ISS. Outside of France, the acquisition is primarily limited to in-place licenses and maintenance agreements. PSI will issue approximately 392,000 shares of its common stock valued at approximately $13.7 million. In addition, the final purchase price will reflect certain assumed liabilities and all merger and acquisition costs incurred. PSI will account for the transaction as a purchase and expects to incur a charge to earnings related to the purchase of in-process research and development of approximately 70 to 75% of the final acquisition price.

Remote control permits an administrator to take control of a distant computer from the administrator's keyboard. Remote Management is a sophisticated multiplatform graphical remote control application with file transfer capabilities designed for the needs of enterprise users. The product is designed to work across a variety of heterogeneous technology environments.

"The acquisition of Remote Management complements our Infrastructure Management strategy by expanding the ability of the Enterprise Service Desk to provide support across the enterprise," said Steve Gardner, CEO, Peregrine Systems. "The integration of Remote Management technology with ServiceCenter-Registered Trademark- and AssetCenter-TM- gives our customers a unique opportunity to dramatically lower total cost of ownership while managing all their infrastructure assets from a single point of control."

"We selected the ISS technology to be the core of our Remote Management offering because of its proven ability to support multiple technologies across large enterprises," added Gardner. Some of the existing customers using this technology are Wachovia Bank, Diebold, Nationwide Insurance, Bank of Boston, Amadeus, and Lufthansa.

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About Peregrine Systems, Inc.

PSI is the leading provider of Infrastructure Management solutions. True Infrastructure Management unites the unique disciplines of the Enterprise Service Desk and Asset Management through utilizing common shared data. The merging of these disciplines results in a significantly better understanding of the impact of events and change upon the investment decisions of a company.

Founded in 1981, PSI is headquartered in San Diego, California with offices throughout the United States as well as in the United Kingdom, France, Germany, Denmark, the Netherlands, Australia, and Singapore. PSI also has partners and distributors located through these regions and Latin America. More information on PSI is available on the world wide web at www.peregrine.com.

This press release contains both historical information and forward looking information. Numerous important factors affect the Company's operating results and could cause the Company's actual results to differ materially from the results indicated in this press release or in any other forward looking statements made by, or on behalf of, the Company, and there can be no assurance that future results will meet expectations. These factors include, but are not limited to, the following: 1) PSI's revenues and earnings are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) competition for PSI's products is intense; 3) the uncertainties of whether new software products and product strategies will be successful; 4) risk of loss of key personnel of the acquired company; 5) risks associated with the acquisition, including potential difficulties in the assimilation of operations of the acquired company; 6) the risk of entering new markets and other specific risks associated with the business of the acquired company; and 7) the additional considerations and important factors described on the Company's Report on 10-K filed with the Securities and Exchange Commission in June 1998 and subsequent Forms 10-Q filed with the Securities and Exchange Commission, copies of which are available on request from the Investor Relations department of the Company.

Peregrine Systems and ServiceCenter are registered trademarks and AssetCenter is a trademark of Peregrine Systems, Inc.

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